Exhibit 99.1

Delek US Holdings Reinstates Regular Quarterly Dividend at $0.20 per share

Expands Share Repurchase Authorization to $400 million

BRENTWOOD, Tenn., August 1, 2022 — Delek US Holdings, Inc. (NYSE: DK) (the “Company” or “Delek US”) announced that its Board of Directors reinstated the Company’s regular quarterly cash dividend on its common stock of $0.20 per share payable to all shareholders of record of the Company’s common stock as of the close of business on August 22, 2022. The payment date for the dividend will be September 6, 2022.

The Company also announced that its Board of Directors approved an approximately $170 million increase in its share repurchase authorization, bringing the total amount available for repurchases under current authorizations to $400 million.

Avigal Soreq, President and Chief Executive Officer of Delek US, stated, “Returning cash to shareholders is a key priority for our Company and reinstating a regular dividend lays a foundation that we believe can be supported through various business cycles. Separately, the expanded share repurchase authorization reflects our desire to deliver increased cash returns during periods of strong free cash flow generation. In the current environment we believe our equity is severely undervalued and reinvesting in our current assets vis-à-vis retiring shares should prove to be a solid long-term investment.”

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 250 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:

Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:

Michael P. Ralsky, Vice President—Public Affairs & ESG, 615-435-1407

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that risks described in the Company’s filings with the United States Securities and Exchange Commission, among others, may affect these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur or that the Company becomes aware of after the date hereof, except as required by applicable law or regulation.